      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1997


                                                      REGISTRATION NO. 333-27335

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          LIVINGSTON ENTERPRISES, INC.

             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                         7373                  77-0127305
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                4464 WILLOW ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 737-2100

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEVEN M. WILLENS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          LIVINGSTON ENTERPRISES, INC.
                                4464 WILLOW ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (510) 737-2100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       Steven E. Bochner, Esq.                   William L. Hudson, Esq.
         Nevan C. Elam, Esq.                     Valerie J. Horwitz, Esq.
     Richard S. Arnold, Jr., Esq.                 Randall M. Lake, Esq.
   Wilson Sonsini Goodrich & Rosati          Brobeck, Phleger & Harrison LLP
       Professional Corporation            Spear Street Tower One Market Plaza
          650 Page Mill Road                 San Francisco, California 94105
     Palo Alto, California 94304                      (415) 442-0900
            (415) 493-9300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                EXPLANATORY NOTE



    The sole purpose of this Amendment is to file an Exhibit to the Registration Statement. No changes have been made to the text of the Registration Statement other than to Item 16 (Exhibits).

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and NASD filing fee.

SEC registration fee..............................................  $  12,122
NASD filing fee...................................................      4,500
Nasdaq National Market listing fee................................     50,000
Printing and engraving costs......................................    125,000
Legal fees and expenses...........................................    310,000
Accounting fees and expenses......................................    250,000
Blue Sky fees and expenses........................................     10,000
Transfer Agent and Registrar fees.................................      5,000
Miscellaneous expenses............................................     35,000
                                                                    ---------
    Total.........................................................    801,622
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company provide for the indemnification of the Company's officers and directors against certain liabilities and expenses relating to lawsuits and other proceedings in which they may become involved. Section 317 of the California Corporations Code also provides for indemnification of a corporation's directors and officers under certain circumstances.

    Section 204(a)(10) and (11) and Section 317 of the California Corporations Code and the Bylaws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act or the Exchange Act.

    The Company provides indemnity insurance pursuant to which its directors and officers are indemnified or insured under certain circumstances against certain liabilities or losses, including liabilities under the Securities Act. The Company has obtained shareholder approval to enter into indemnity agreements with their respective directors and officers. Each agreement provides for indemnification of the fines, settlements and other amounts incurred by such person in connection with the good faith performance of his or her duties as a director or officer. The indemnification agreements also provide for the advance payment by the Company of expenses incurred in defending any proceeding to which the director or officer may be a party, provided that the affected director or officer executed an undertaking, acceptable to the disinterested members of the board of directors, agreeing to repay all amounts advanced for defense of the proceeding if it shall be ultimately determined that such director or officer was not entitled to be indemnified in accordance with Sections 204(a)(10) and
(11) and Section 317 of the California Corporations Code.

    The Company understands that the staff of the Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since 1994 the registrant has issued and sold the following unregistered securities: as of April 30, 1997, the Registrant has issued and sold 186,832 shares of Common Stock to employees and consultants at prices ranging from $.033 to $10.50 per share, upon exercise of stock options, pursuant to the Registrant's 1994 Stock Option Plan; in December 1995, the Company issued 15,000 shares of Common Stock to Douglas Meltzer in consideration of past services rendered to the Company and the signing of a confidentiality agreement; and in connection with the Company's acquisition of certain assets, with a value of $189,000 as determined by the Company's Board of Directors, of Lloyd Internetworking, Inc. ("Lloyd") in June 1996, the Company issued 18,000 shares of Common Stock to Lloyd shareholders.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transaction. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS

    (a) Exhibits


      1.1+   Underwriting Agreement.

      3.1+   Restated Articles of Incorporation of Livingston Enterprises, Inc., a California
               corporation, as currently in effect.

      3.4+   Bylaws of the Registrant, as currently in effect.

      3.5+   Bylaws of the Registrant, as in effect immediately following the closing of the offering made under this Registration Statement.

      4.1*   Specimen Common Stock Certificate.

      5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

     10.1+   Form of Indemnification Agreement between the Company and each of its directors and officers.

     10.2+   1994 Stock Option Plan and forms of agreement thereunder.

     10.3+   1997 Stock Plan and form of agreement thereunder.

     10.4+   1997 Employee Stock Purchase Plan and forms of agreements thereunder.

     10.5+   Lease dated January 24, 1996 between Registrant and Willow Road Associates, LLC for the facility located at 4464 Willow Road, Pleasanton, CA 94588.

     10.6+   Deferred Compensation Plan dated May 2, 1996, as amended, between the Company and Jerrold Livingston.

     10.7+   Master Revolving Note with Comerica Bank dated April 30, 1996.

     10.8**  OEM Software License and Development Agreement between the Company and U.S.
               Robotics Access Corp. (f/k/a U.S. Robotics, Inc.), as amended.

     11.1+   Calculation of earnings per share.

     23.1+   Consent of KPMG Independent Auditors.

     23.2*   Consent of Counsel (included in Exhibit 5.1).

     24.1+   Power of Attorney (see page II-4).


---------

*   To be filed by amendment.


** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



+   Previously filed.


    (b) Financial Statement Schedules

    II. Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 28th day of May, 1997.


                                          LIVINGSTON ENTERPRISES, INC.

                                          By:        /s/ STEVEN M. WILLENS
                                              ----------------------------------

                                                      Steven M. Willens
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Willens and Steven A. Hess and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                          TITLE                                DATE
----------------------------------------  ------------------------------------------------------  ---------------

         /s/ STEVEN M. WILLENS
      ----------------------------        President, Chief Executive Officer and Chairman          May 28, 1997
           Steven M. Willens

           /s/ STEVEN A. HESS
      ----------------------------        Chief Financial Officer (Principal Financial and         May 28, 1997
             Steven A. Hess                 Accounting Officer)

         /s/ JERROLD LIVINGSTON
      ----------------------------        Director                                                 May 28, 1997
           Jerrold Livingston

         /s/ RONALD H. WILLENS
      ----------------------------        Director                                                 May 28, 1997
           Ronald H. Willens

         /s/ ALBERT A. PIMENTEL
      ----------------------------        Director                                                 May 28, 1997
           Albert A. Pimentel

           /s/ ROBERT C. HAWK
      ----------------------------        Director                                                 May 28, 1997
             Robert C. Hawk

                          LIVINGSTON ENTERPRISES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                 BALANCE AT                   DEDUCTIONS:
                                                                BEGINNING OF                  WRITE OFFS      BALANCE AT
                       CLASSIFICATION                              PERIOD        ADDITIONS    OF ACCOUNTS    END OF PERIOD
-------------------------------------------------------------  ---------------  -----------  -------------  ---------------
Allowance for returns and doubtful accounts
    Year ended August 31, 1994...............................     $  --          $      13     $  --           $      13
    Year ended August 31, 1995...............................     $      13      $     137     $  --           $     150
    Year ended August 31, 1996...............................     $     150      $     563     $      65       $     648

    Six months ended February 28, 1996 (unaudited)...........     $     150      $     200     $       1       $     349
    Six months ended February 29, 1997 (unaudited)...........     $     648      $     330     $      96       $     882

Warranty accrual
    Year ended August 31, 1994...............................     $  --          $  --         $  --           $  --
    Year ended August 31, 1995...............................     $  --          $  --         $  --           $  --
    Year ended August 31, 1996...............................     $  --          $  85         $  --           $  85

    Six months ended February 28, 1996 (unaudited)...........     $  --          $  --         $  --           $  --
    Six months ended February 29, 1997 (unaudited)...........     $  85          $     340     $  --           $     425

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                    DESCRIPTION
---------
 1.1+      Underwriting Agreement.

 3.1+      Restated Articles of Incorporation of Livingston Enterprises, Inc., a California corporation, as currently in effect.

 3.4+      Bylaws of the Registrant, as currently in effect.

 3.5+      Bylaws of the Registrant, as in effect immediately following the closing of the offering made under this
             Registration Statement.

 4.1*      Specimen Common Stock Certificate.

 5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+      Form of Indemnification Agreement between the Company and each of its directors and officers.

10.2+      1994 Stock Option Plan and forms of agreement thereunder.

10.3+      1997 Stock Plan and form of agreement thereunder.

10.4+      1997 Employee Stock Purchase Plan and forms of agreements thereunder.

10.5+      Lease dated January 24, 1996 between Registrant and Willow Road Associates, LLC for the facility located at 4464 Willow Road, Pleasanton, CA 94588.

10.6+      Deferred Compensation Plan dated May 2, 1996, as amended, between the Company and Jerrold Livingston.

10.7+      Master Revolving Note with Comerica Bank dated April 30, 1996.

10.8**     OEM Software License and Development Agreement between the Company and U.S. Robotics Access Corp. (f/k/a
             U.S. Robotics, Inc.), as amended.

11.1+      Calculation of earnings per share.

23.1+      Consent of KPMG Independent Auditors.

23.2*      Consent of Counsel (included in Exhibit 5.1).

24.1+      Power of Attorney (see page II-4).


---------

*   To be filed by amendment.


** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.



+   Previously filed.